Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We have issued our report dated June 29, 2015, with respect to the financial statements and supplemental schedule included in the Annual Report of Masimo Corporation Retirement Savings Plan on Form 11-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on (i) Forms S-8 (File No. 333-148149, effective December 19, 2007, File No. 333-149138, effective February 11, 2008, File No. 333-157673, effective March 4, 2009, File No. 333-168534, effective August 4, 2010, File No. 333-179557, effective February 17, 2012, File No. 333-186692, effective February 15, 2013, File No. 333-194089, effective February 24, 2014, and File No. 333-202136, effective February 17, 2015) and (ii) Form S-3 File No. 333-186693, effective February 15, 2013.
/s/ GRANT THORNTON LLP
Los Angeles, California
June 29, 2015